MGE GROUND SUBLEASE

This MGE Ground Sublease (the “MGE Sublease”) is made and effective as of the _______ day of _________, 2004, by and between MGE Power West Campus, LLC, a Wisconsin limited liability company (“Ground Lessee”), and Madison Gas and Electric Company (“MGE”).

RECITALS

A.

Ground Lessee is the assignee and successor in interest as lessee under that certain ground lease (the “Ground Lease”) made and effective July 1, 2002 by and between Ground Lessee and the Board of Regents of the University of Wisconsin System (the “University”), covering a parcel on the University of Wisconsin-Madison Campus in the City of Madison, County of Dane, State of Wisconsin (the “Project Site”). The Project Site is more particularly described in Exhibit A to the Amendment to Ground Lease of even date.  The legal description and a boundary survey of the Project Site are also attached to this MGE Sublease as Exhibit A.

B.

MGE is a Wisconsin public utility providing, among other things, electric generation and distribution services to customers in its service territories.

C.

Ground Lessee has the right, under Section 12 of the Ground Lease, to sublease its interest in the Project Site to any affiliate of Ground Lessee within the MGE Energy, Inc. family of companies.  MGE is such an affiliate

D.

Ground Lessee desires to enter into a sublease of the Project Site with MGE for the purpose of maintaining, and operating a Steam, Chilled Water, and Electric Plant to serve the specific needs of the University of Wisconsin-Madison Campus and the electric power needs of MGE (the “Facility”).

E.

Ground Lessee and MGE further intend to enter into that certain Facility Lease (the “Facility Lease”) pursuant to which MGE will lease from Ground Lessee, a “complete electric generating facility” as this term is defined under the Leased Generation Law (Section 196.52(9), Stats.) consisting of certain of the equipment and other improvements within the Facility to be constructed upon the Project Site and owned by Ground Lessee.  Such complete electric generating facility is referred to in the Facility Lease as the “Leased Facility”.  Pursuant to its rights under the Facility Lease, MGE intends to operate such Leased Facility for the benefit of its retail electric customers, including the University.

F.

In accordance with Section 12 of the Ground Lease, Ground Lessee is willing to sublease to MGE and MGE is willing to sublease from Ground Lessee the Project Site on the terms and conditions set forth below in this MGE Sublease.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Subleased Premises.  Ground Lessee hereby subleases to MGE, and MGE hereby subleases from Ground Lessee the Project Site for the purposes described in the Recitals above and on and subject to the terms, covenants and conditions herein contained and further subject to the terms and conditions of the Ground Lease.  In exercising its rights to occupy the Project Site hereunder, MGE shall do so in a manner that enables MGE and any co-owner of the Facility to promote the safe, sound and efficient operation of the Facility.

2.

Sublease Term.  The initial term of this MGE Sublease (the “Initial Term”) shall commence on the “Commercial Operation Date” under the Facility Lease and shall be co-extensive in length with the “Base Term” of the Facility Lease.  In the event MGE exercises any option to renew the Facility Lease, then MGE shall automatically be deemed to have exercised an option to renew this MGE Sublease for a renewal term that is co-extensive with the exercised renewal term of the Facility Lease.  In the event the Facility Lease terminates prior to the end of the Base Term or any renewal term (including, without limitation, termination due to any default in performance of the terms and conditions of the Facility Lease), this MGE Sublease shall be deemed to have terminated upon the Facility Lease termination date. If MGE purchases the Leased Facility, then in connection with the closing of such purchase, Ground Lessee shall assign its entire interest in Project Site as lessee under the Ground Lease to MGE, MGE shall assume Ground Lessee’s obligations thereunder, and this MGE Sublease shall thereupon terminate.

3.

Rent.  The annual rent for the Project Site shall be equal to the total rent payable by Ground Lessee to the University under Article 3 of the Ground Lease.

4.

Possession, Use, Surrender.  MGE shall be entitled to possession of the Project Site upon the “Commercial Operation Date” under the Facility Lease.  Except as expressly set forth in this MGE Sublease, MGE, upon taking possession of the Project Site, will be deemed as accepting the Project Site in “as is” condition, without any representations or warranties on the part of Ground Lessee as to the condition of such Project Site.  Unless MGE purchases the Leased Facility, at the expiration or termination of the Facility Lease and this MGE Sublease, MGE shall surrender possession of the Project Site upon such expiration or termination.  This MGE Sublease does not impose any obligation on MGE, upon surrender of the Project Site as the result of the expiration or termination of this MGE Sublease (other than as a consequence of a purchase by MGE of the Leased Facility), to remove the Facility or any portion thereof from the Project Site.

5.

Maintenance.  MGE shall cause the Project Site to be maintained (or shall reimburse Ground Lessee for such maintenance) in a neat and orderly manner, including maintenance of any landscaping, and regular grass cutting and snow removal.  MGE shall further limit outside storage for itself (and storage undertaken on behalf of the State pursuant to MGE’s role as Operator under the Operation and Maintenance Agreement between MGE and the State) to within the permanent perimeter fence to be constructed as part of the Facility.  MGE further agrees to ensure that any storage it undertakes will not be visible from street level on Herrick Drive or Walnut Street.

6.

No Liens.  Except for “Permitted Encumbrances” as defined in the Facility Lease, and only to the extent expressly permitted by Article 12 of the Ground Lease, MGE shall not directly or indirectly create or permit to be created or to remain upon the Project Site any lien, encumbrance or charge on, or pledge of, the Project Site, or any part thereof, and will immediately discharge, any lien, encumbrance or charge on, or pledge of, the Project Site, or any part thereof.  MGE shall defend and indemnify Ground Lessee against any liens placed against Ground Lessee’s interest in the Project Site or liens that otherwise impair the University’s title to the Project Site, to the extent such liens arise as the result of the acts or omissions of MGE, its agents or employees.  In amplification and not in limitation of the foregoing, MGE shall not permit any portion of the Project Site to be used by any persons or persons or by the public, as such, at any time or times during the term of this MGE Sublease, in such manner as might tend to impair the title or interest of Ground Lessee or the University in the Project Site, or any portion thereof, or in such manner as might make possible a claim or claims of adverse use, adverse possession, prescription, dedication, or similar claims of, in, to or with respect to the Project Site, or any part thereof.  Nothing in this Article shall be construed to prohibit MGE (or any permitted assignee of MGE) from assigning its interest in this MGE Sublease to the extent permitted by Article 11 of this MGE Sublease.  In no event may MGE assign or sublease its interest in a manner not permitted by Article 12 of the Ground Lease without obtaining the necessary approvals required under such Article.

7.

Taxes and Insurance.  MGE shall be responsible for real property taxes, if any, relating to the Project Site borne by Ground Lessee under Article 8 of the Ground Lease.  Ground Lessee shall be responsible for all taxes, fees or costs, if any, related to the Rent payable under this MGE Sublease, including all taxes, assessments, fees, charges or impositions on income or franchise tax upon rents received.  Ground Lessee and MGE hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation for any loss of damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible.  The insurance policies of Ground Lessee and MGE shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releaser to recover thereunder.

8.

Casualty.  Pursuant to the Ground Lease, if the Facility, or any material portion thereof that prevents the Facility from providing steam, chilled water or electric generation services, is destroyed or damaged by fire, explosion, or other casualty, then Ground Lessee and any other co-owners of the Project and MGE shall, to the extent and in the manner they have agreed to as more particularly set forth in the Joint Ownership Agreement and the Facility Lease, repair, restore, and rebuild the Project to a condition equivalent to that existing prior to such casualty.  With respect to such rebuilding, in the event of any conflict between this MGE Sublease and the Joint Ownership Agreement or the Facility Lease, the terms of the Joint Ownership Agreement and the Facility Lease shall govern and prevail.  In the event that a decision is made not to repair, restore or rebuild, MGE shall pay rent up to the date such decision is made with an appropriate refund by Ground Lessee of such rent as may have been paid in advance for any period subsequent to such date and the provisions regarding expiration or termination of the lease in Article 4 of this MGE Sublease shall apply

9.

Condemnation.  In the event of a Total Taking of the Facility (as hereinafter defined) or a Substantial Taking of the Facility, the term hereof shall terminate as of the date of the Taking (as hereinafter defined); MGE shall pay rent up to such date, with an appropriate refund by Ground Lessee of such rent as may have been paid in advance for any period subsequent to such date; and except as provided below or in the Facility Lease, the entire award or other compensation, whether pursuant to judgment or by agreement or otherwise, with respect to such Taking, shall be paid directly to and be the property of Ground Lessee and any other co-owner of the Facility, as their interests may appear.  In the event of a Partial Taking (as hereinafter defined), Ground Lessee and/or MGE shall, to the extent required in the Joint Ownership Agreement and the Facility Lease restore the Facility to a condition equivalent to that existing prior to such Partial Taking.  As used herein, “Partial Taking” shall mean any Taking of the Facility that is not either a Total Taking or a Substantial Taking; “Substantial Taking” shall mean the Taking of so much of the Facility or Ground Lessee’s interest in the Ground Lease that, in the reasonable opinion of MGE, the remaining portion thereof not taken cannot reasonably be used by MGE for the efficient operation of the Facility; and “Taking” used alone or modified by “Partial”, “Substantial” or “Total” shall mean the taking or damaging of the Facility, or any part or parts thereof, by a Federal or State body with the power of condemnation or eminent domain lawfully exercising such power, including severance damage, by eminent domain, or for any public or quasi-public use under any statute.  “Total Taking” shall mean the taking of the entire Facility or Ground Lessee’s entire interest in the Ground Lease.

10.

Default: Remedies.  If either party shall be in default under this MGE Sublease; or either party shall fail to duly and fully observe or perform any other covenant, condition, or agreement on the part of such party to be observed or performed by such party pursuant to this MGE Sublease and such default continues for a period of sixty (60) days after delivery of written notice from the non-defaulting party to the defaulting party, then the non-defaulting party shall be entitled to exercise all of its rights and remedies with respect to the MGE Sublease and the Project Site permitted or allowed by law.

11.

Assignment and Subletting.  Except to the limited extent expressly permitted by this Article and further only to the extent consistent with Article 12 of the Ground Lease, MGE shall not assign, sell, mortgage, pledge, encumber or in any other manner transfer this MGE Sublease or any right, title or interest of MGE hereunder, by operation of law or otherwise, or sublet the Project Site or any portion thereof without the prior written consent of Ground Lessee and the University.  Any such assignment, sale, mortgage, pledge, encumbrance or other transfer without Ground Lessee’s prior consent shall be void.  MGE may sublet and/or assign an interest in the Project Site (a) to any affiliate of Ground Lessee within the MGE Energy, Inc. family of companies or in connection with any merger, consolidation or restructuring transaction involving MGE or any affiliate of MGE within the MGE Energy, Inc. family of companies; and (b) to allow MGE or any permitted sublessee or assignee to collaterally assign its interest in this MGE Sublease in connection with Facility-related financing.  Notwithstanding anything to the contrary in the preceding sentence, any permitted sublessee or assignee thereunder shall, following such sublease or assignment, continue to be subject to all requirements and limitation set forth in this Article. Any permitted assignment, sale, mortgage, pledge, encumbrance or any other transfer under this Article shall further be made in accordance with the terms and conditions of the Ground Lease.  Any permitted assignee of any interest under this MGE Sublease, regardless of whether or not consent is required for such assignment, shall execute a written instrument obligating such assignee to assume all obligations under this Lease.

12.

Notices.  All notices required or otherwise given hereunder shall be in writing and shall be delivered by hand, by certified or registered mail, return receipt requested or by Federal Express, Express Mail, or other internationally recognized overnight carrier.  Notices are effective when received.  Notice addresses are as follows:

If to Ground Lessee:

MGE Power West Campus, LLC

133 South Blair Street

P.O. Box 1231

Madison, WI 53701-1231

Attention: Manager

With a copy to:

MGE Power West Campus, LLC

133 South Blair Street

P.O. Box 1231

Madison, WI 53701-1231

Attention: General Counsel

If to MGE:

Madison Gas and Electric Company

133 South Blair Street

P.O. Box 1231

Attention: Treasurer

With a copy to:

Madison Gas and Electric Company

133 South Blair Street

P.O. Box 1231

Madison, WI 53701-1231

Attention: General Counsel

13.

Successors; Assigns.  This MGE Sublease and each and all of the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of Ground Lessee and MGE, and their respective successors and assigns (but as to the successors and assigns of MGE, the benefits hereof shall inure to them only to the extent that assignment is permitted hereunder).  No third party, other than such permitted successors and assigns, shall be entitled to enforce any term, covenant or condition of this MGE Sublease or have any rights hereunder.

14.

Surrender of Project Site.  MGE upon termination of this MGE Sublease, by lapse of time or otherwise, agrees to peaceably surrender the Project Site to Ground Lessee subject to the requirements of Article 4.

15.

Holding Over.  Unless MGE purchases the Leased Facility and is assigned and assumes Ground Lessee’s rights and obligations under the Ground Lease, upon expiration or termination of this MGE Ground Sublease, MGE shall have no right to continue to occupy the Project Site, without the express written consent of Ground Lessee.  If MGE, following such expiration or termination continues to occupy the Project Site without the written consent of Ground Lessee, Ground Lessee shall be entitled to all its remedies at law or equity and the rent payable during the unapproved holdover period shall be an amount equal to 200% of the rent then in effect and payable pursuant to Article 3.

16.

Estoppel Certificates; Subordination, Non-Disturbance and Attornment.  MGE or Ground Lessee will, at any time from time to time, upon not less than ten (10) days prior request by the other, execute, acknowledge and deliver to the other a statement in writing certifying that this MGE Sublease is unmodified (or, if modified, the disclosure of such modification shall be made) and in full force and effect, the date to which the rents and other charges have been paid, stating whether or not the party requested to provide the statement had knowledge of any default hereunder on the part of requesting party in the performance of any covenant, agreement or condition contained herein and, if so, specifying each such default, and any other matter reasonably requested by the requesting party, it being intended that any such statement may be relied upon by any prospective purchaser, mortgagee or holder of a deed of trust on the Project Site or any assignee of such party.  If required by any lender providing Facility financing to MGE, Ground Lessee agrees to execute a commercially reasonable form of subordination, non-disturbance and attornment agreement, providing that in the event such lender exercises its remedies under the instrument collaterally assigning MGE’s interest in this MGE Sublease, Ground Lessee will recognize the rights of such lender as the sublessee under this MGE Sublease.  Any such instrument shall provide the same notice to Ground Lessee as MGE of any default of MGE thereunder giving rise to such lender’s rights to exercise remedies thereunder.

17.

Public Record of MGE Sublease.  If required by any Facility-related lender to Ground Lessee or to any permitted sublessee or assignee under this MGE Sublease, Ground Lessee and MGE shall cooperate to prepare and cause to be recorded in the Office of the Register of Deeds for Dane County or such other location satisfactory to such lender or other party requesting such action, a memorandum or other public record evidencing MGE’s subleasehold interest (or the interest of such sublessee or assignee, as the case may be) under this MGE Sublease.

18.

Liability for Environmental Conditions.

a.

“Hazardous Materials” shall mean:

i)

any biologically or chemically active, or other toxic or hazardous wastes, pollutants, or substances, including, without limitation, asbestos, PCB’s, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances,” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. §6010, et seq.;

ii)

any chemical substance or mixture regulated under the Toxic Substance Control Act 1976, as amended, 15 U.S.C. §2601, et seq.;

iii)

any “toxic pollutant” under the Clean Water Act, 33 U.S.C. §466, et seq., as amended;

iv)

any hazardous air pollutants under the Clean Air Act, 42 U.S.C. §7401, et seq.;

v)

hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. §1802, et seq.; and

vi)

any hazardous or toxic substances or pollutant regulated under other applicable federal, state or local statutes, ordinances, bylaws, codes, rules, or regulations relating to or concerning any hazardous, toxic or dangerous waste, substance or material.

b.

MGE covenants and agrees that MGE shall, at MGE’s sole cost and expense, comply at all times with all requirements governing the use, generation, storage, treatment, and/or disposal of any Hazardous Materials used in connection with MGE’s use of the Project Site.  Notwithstanding, MGE shall not be responsible for any cleanup, remediation, fines, or penalties resulting from the presence of any Hazardous Materials on, under, or near the Project Site existing prior to the Commercial Operation Date, or not caused by MGE’s use of the Project Site.  MGE shall defend, indemnify and hold harmless Ground Lessee from and against any and all liability, loss, damage and expense, including reasonable attorneys’ fees arising out of the release, threatened release, storage or disposal of any such hazardous wastes or hazardous substances on, under or adjacent to the Project Site, directly attributable to the activities of MGE, its employees, agents, contractors and invitees to whom MGE grants rights to occupy or use such Project Site and facilities in connection with the Facility.

c.

Ground Lessee represents and warrants that Ground Lessee has not engaged in the generation, use, manufacture, treatment, transportation, storage, or disposal of any Hazardous Materials at or near the Project Site in violation of applicable environmental laws; that Ground Lessee has not received any notice of any material violation of any applicable environmental law with respect to the Project Site about which a government agency would, under such laws, require corrective action; that to Ground Lessee’s knowledge, there are no conditions existing as of the Commencement Date which would subject Ground Lessee to damages, penalties, injunctive relief, or cleanup costs under any applicable environment law, or which would require or is likely to require cleanup, removal, remedial action, or other response pursuant to any applicable environmental law; that Ground Lessee is not a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened, which asserts or alleges that Ground Lessee has violated or is violating any applicable environmental law, or is required to clean up, remove, or take remedial action or other responsive action due to the disposal, deposit, discharge, leaking, or other release of any Hazardous Materials; and that the Project Site is not subject to any judgment, decree, order, or citation related to or arising out of the violation or alleged violation of any applicable environmental law and has not been named or listed as a potentially responsible party by any governmental body or agency in a manner arising under any applicable environmental law.

d.

All representations, warranties, and indemnification agreements described in this Article 18 shall survive the expiration or termination of this MGE Sublease and shall apply to and inure to the benefit of all heirs, successors, and assigns of Ground Lessee and MGE their directors, officers, shareholders, employees, subtenants, and affiliates.

19.

Insurance.

a.

Ground Lessee’s Insurance.  Ground Lessee shall provide commercial general liability and umbrella or excess liability insurance in the amounts and upon the terms and conditions set forth in the Facility Lease and the Ground Lease.

b.

MGE’s Insurance.  MGE shall provide commercial general liability and umbrella or excess liability insurance in the amounts and upon the terms and conditions set forth in the Facility Lease.

1.

Subject to University’s Right to Locate Chilled Water Production Equipment on Project Site.  MGE’s rights to use and occupy the Project Site under this MGE Sublease shall be construed to operate in harmony with the rights of the University to locate the University’s owned interest in the Facility upon the Project Site, including any interest of the University’s in the expansion of the chilled water plant upon the Project Site that is anticipated to occur after the construction of the Facility is complete.  The anticipated location of such chilled water plant expansion is set forth on the Project Site diagram attached as part of Exhibit A.  Ground Lessee shall use reasonable efforts to ensure that in exercising such rights, the State and any other owner of such financed assets shall at all times cooperate in good faith with MGE and Ground Lessee for the benefit of the Facility as a whole.

2.

Miscellaneous.  Neither this MGE Sublease nor any of the terms, covenants or conditions hereof may be modified or amended, except by an agreement in writing, duly executed and delivered by the party against whom enforcement of such modification or amendment is sought.  If any term, covenant or condition of this MGE Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable under applicable law, then the remainder hereof and the application of such term, covenant or condition to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby.  The headings of the paragraphs and subparagraphs of this MGE Sublease are for convenience only and shall in no way affect the construction or effect of any of the terms, covenants or conditions hereof. This MGE Sublease and each and all of the terms, covenants and conditions hereof shall be interpreted in accordance with and governed in all respects by the internal laws of the State of Wisconsin.

3.

Provisions Severable.  If any provisions of this MGE Sublease shall be held or declared to be invalid, illegal or unenforceable under any law applicable thereto, by a court of competent jurisdiction in the State of Wisconsin, such provision shall be deemed deleted from this MGE Sublease without impairing or prejudicing the validity, legality and enforceability of the remaining provisions thereof.

4.

Force Majeure.  Neither party hereto shall be liable for any losses or damages caused by acts of God, including, but not limited to, wind, lightning, rain, ice, earthquake, floods or rising water, or by aircraft or vehicle damage.  In the event that Ground Lessee or MGE shall be delayed, hindered in, or prevented from the performance of any act required hereunder (but not including payment of rent, which shall not be excused by Force Majeure) by reason of acts of God (including, but not limited to, wind, lightning, rain, ice, earthquake, flood or rising water), aircraft or vehicle damage or other casualty, unforeseen soil conditions, acts of third parties who are not employees or agents of Ground Lessee or MGE, as the case may be, strikes, lockouts, labor troubles, inability to procure materials, failure of power, governmental actions or inactions (including, but not limited to, those related to zoning approvals, permits, or related appeals), laws or regulations, riots, insurrection, war, or other reasons beyond its control, then the performance of such act shall be excused for the period of delay; and the period for performance of any such act shall be extended for a period equivalent to the period of such delay.

5.

Access to Underground Utility Facilities; Reasonable Driveway Access.  Notwithstanding MGE’s rights to use the Project Site under this MGE Sublease, MGE agrees to permit the University to exercise its retained right of access, under the Ground Lease, at all reasonable times to existing underground utility facilities located beneath the Project Site and the right of access at all reasonable times for maintenance to the Walnut Street heating and chilling plant.  MGE further agrees that in accordance with the Ground Lease, the University shall also have the right, upon reasonable advance notice to Ground Lessee, to make reasonable use of the driveway to be constructed upon the Project Site for the purpose of permitting large delivery trucks to make deliveries of goods and services to the University of Wisconsin-Madison Campus, so long as such use does not unreasonably interfere with operations of the Facility and its personnel.

6.

Counterparts.  This MGE Sublease may be signed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS THEREOF, Ground Lessee and MGE have caused this MGE Sublease to be executed and delivered on the day and year first written above.

Ground Lessee:

MGE Power West Campus, LLC

By: /s/ Jeffrey C. Newman, Manager

By: /s/ Kristine A. Euclide, Manager

MGE:

Madison Gas and Electric Company

By: /s/

Terry A. Hanson,

Chief Financial Officer, Vice President and Secretary

By: /s/ Gary J. Wolter

Chairman, President and Chief Executive Officer

EXHIBIT A

SITE DESCRIPTION

See Attached

LEASE PARCEL

LINDEN DRIVE (FORMERLY HERRICK DRIVE)
WALNUT STREET
S89°48'07"E 462.08'
N00°09'06"W 292.63'
FUTURE CHILLER BUILDING ADDITION
SECTION 16
SECTION 21
SECTION 15
SECTION 22
MEANDER CORNER MONUMENT FOR THE NORTHEAST CORNER OF SECTION 21, T7N, R9E
N89°55'10"W 142.98'
S00°08'58"W 274.95'
226.58'
S00°24'42"E
S42°16'42"E 47.34'
N90°00'00"E 57.46'
S00°32'40"E 123.74'
235.98'
S89°57'05"W
248.00'
POINT OF BEGINNING
ELECTRIC SUBSTATION EASEMENT RECORDED AS DOC NO 1,562149
12.02'
N00°02'55"W 37.88'
N89°55'32"W 218.83'
S00°04'28"W 7.55'
N90°00'00"W 58.96'
N00°00'00"E 63.90'
N90°00'00"W 27.66'
60'
N

LEASE DESCRIPTION

A parcel of land located in the SW1/4 of the SW1/4 of Section 15, the SE1/4 of the SE1/4 of Section 16, the NE1/4 of the NE1/4 of Section 21, and the NW1/4 of the NW1/4 of Section 22, T7N, R9E, City of Madison, Dane County, Wisconsin, to-wit: Commencing at a City of Madison monument set at a meander corner for the northeast corner of said Section 21; thence N89°55'10"W, 142.98 feet to the northeast corner of said Section 21; thence S00°08'58"W, along the east line of the NE1/4 of said Section 21, 274.95 feet to the point of beginning; thence S89°57'05"W, 12.02 feet; thence N00°02'55"W, 37.88; thence N89°55'32"W, 218.83 feet; thence S00°04'28"W, 7.55 feet; thence N90°00'00"W, 58.96 feet; thence N00°00'00"E, 63.90 feet, thence N90°00'00"W, 27.66 feet, thence N00°08'06"W, 292.63'; thence S89°48'07"E, 462.08 feet; thence S00°24'42"E, 226.58 feet; thence S42°16'42"E, 47.34 feet; thence N90°00'00"E, 57.46 feet, thence S00°32'40"E, 123.74 feet; thence S89°57'05"W, 235.98 feet to the point of beginning.
Containing 177,731square feet (4.080 acres.)

DATE: JULY 10, 2002
REV.: 11-7-03
REV.: 11-13-03

SCALE: 1" = 60'
F.N.: 02-02-115

D'ONOFRIO, KOTTKE AND ASSOCIATES, INC.
7530 WESTWARD WAY
MADISON, WISCONSIN 53717
TEL 608-833-7530
FAX 608-833-1089